CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 16, 2013 with respect to the consolidated financial statements of American Realty Capital Hospitality Trust, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of August 7, 2013 and for the period from July 25, 2013 (date of inception) to August 7, 2013 which is included in this Registration Statement and Prospectus on Form S-11. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 16, 2013